Georgia-Pacific Logo	Georgia-Pacific Corporation	Law Department 133 Peachtree Street NE (30303-1847) P.O. Box 105605 Atlanta, Georgia 30348-5605 (404) 652-4839 Telephone (404) 230-1611 Facsimile

Kenneth F. Khoury
Vice President, Deputy General Counsel and Secretary

November 29, 2000

To the Board of Directors of
Georgia-Pacific Corporation

Ladies and Gentlemen:

          As Vice President, Deputy General Counsel and Secretary of Georgia-Pacific Corporation, a Georgia corporation (the "Corporation"), I have reviewed the proceedings of the Corporation in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to the offering of up to $20,000,000 of deferred compensation obligations of the Corporation to be issued pursuant to the Fort James Corporation MIP Bonus Deferral Plan (the "Plan"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

          In the capacity described above, I have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such records and documents of the Corporation, certificates of public officials and such other documents as I have deemed appropriate as a basis for the opinions hereinafter set forth.

          I am of the opinion that the Corporation has the power to issue up to $20,000,000 in deferred compensation obligations that are to be registered with the Commission on the Registration Statement and that the deferred compensation obligations when issued, will be binding obligations of the Corporation, except as enforceability may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. I hereby consent to the filing of this Opinion Letter as an Exhibit to the Registration Statement.

          This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without my prior written consent.

          I am a member of the bar of the States of New York and New Jersey and do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. Insofar as this Opinion Letter relates to matters of Georgia law, I have relied on an opinion of even date addressed to me by an attorney in the Law Department of the Corporation licensed to practice law in the State of Georgia.

Very truly yours, /s/ Kenneth F. Khoury Kenneth F. Khoury Vice President, Deputy General Counsel and Secretary